PROSPECTUS SUPPLEMENT DATED APRIL 4, 2000     FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated October 1, 1999)                   SEC FILE NO. 333-84661


                                  $100,000,000

                                  ITC/\DeltaCom

                 4 1/2% Convertible Subordinated Notes Due 2006

  This prospectus supplement relates to resales by the holders of ITC/\DeltaCom, Inc.'s 4 1/2% Convertible Subordinated Notes due 2006 and the shares of ITC/\DeltaCom's common stock, par value $.01 per share, issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 1, 1999, which is to be delivered with this prospectus supplement.

  The information appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information included in the table below.


                                                    Principal        Principal
                                                 Amount of Notes     Amount of         Common
                                                  Beneficially         Notes         Stock Owned          Common
                                                  Owned Prior        Offered       Prior to the      Stock Offered
Name                                            to the Offering       Hereby         Offering(1)        Hereby(2)
----                                          -------------------   ----------    ---------------   ----------------
Bear Stearns & Co.........................     $  1,375,000           $  1,375,000         51,556             51,556
White River  Securities LLC...............     $  1,375,000           $  1,375,000         51,556             51,556
Triton Capital Investments, Ltd...........     $  5,250,000(4)        $  5,250,000        196,850(4)         196,850
Greyhound Lines...........................     $    100,000(5)        $    100,000          3,749(5)           3,749
LDG Limited...............................     $    150,000           $    150,000          5,624              5,624
TQA Master Fund...........................     $  1,000,000           $  1,000,000         37,495             37,495
TQA Master Plus Fund......................     $    850,000           $    850,000         31,871             31,871
Employee Benefit Convertible Securities        $    225,000(6)        $    225,000          8,436(6)           8,436
 Fund.....................................
Nations Capital Income Fund...............     $  3,150,000           $  3,150,000        118,110            118,110
Value Line Convertible Fund, Inc..........     $    500,000           $    500,000         18,747             18,747
Alexandra Global Investment Fund I Ltd....     $  3,000,000(7)        $  3,000,000        112,485(7)         112,485
Conseco Senior Health Insurance Company -
 Convertible..............................     $    625,000           $    625,000         23,434             23,434
Conseco Health Insurance                       $    625,000           $    625,000         23,434             23,434
 Company-Convertible......................
Conseco Funds Group - Convertible.........     $  1,000,000           $  1,000,000         37,495             37,495
BNP Arbitrage SNC.........................     $  2,900,000           $  2,900,000        108,736            108,736
Highbridge International LLC..............     $  6,255,000(8)        $  6,255,000        234,533(8)         234,533
AFTRA Health Fund.........................     $    250,000           $    250,000          9,373              9,373
Mainstay Convertible Fund.................     $  3,000,000(9)        $  3,000,000        112,485(9)         112,485
Coditec International Ltd. E (VBL)........     $     50,000           $     50,000          1,874              1,874
Faria Fund Ltd............................     $     50,000           $     50,000          1,874              1,874
Federated Utility Fund, Inc...............     $  7,700,000           $  7,700,000        288,713            288,713
Federated Insurance Series, on behalf of
 its Federated Utility Fund II............     $    850,000           $    850,000         31,871             31,871
SunAmerica Series Trust, on behalf of its
 Federated Utility Portfolio..............     $    470,000           $    470,000         17,622             17,622
Nalco Chemical Company....................     $    250,000           $    250,000          9,373              9,373
State of Oregon Equity....................     $  5,325,000(9)        $  5,325,000        199,662(9)         199,662
Delaware PERS.............................     $  1,400,000           $  1,400,000         52,493             52,493
ICI American Holdings Trust...............     $    600,000           $    600,000         22,497             22,497
Zeneca Holdings Trust.....................     $    600,000           $    600,000         22,497             22,497
Pacific Life Insurance Company............     $  1,000,000           $  1,000,000         37,495             37,495
Pitney Bowes Retirement Fund..............     $  2,000,000           $  2,000,000         74,990             74,990
Sage Capital..............................     $  1,300,000           $  1,300,000         48,743             48,743
Morgan Stanley Dean Witter................     $ 11,527,000(10)       $ 11,527,000        432,208(10)        432,208
Boulder Capital, Inc......................     $    358,000           $    358,000         13,423             13,423

                                                    Principal          Principal
                                                 Amount of Notes       Amount of            Common
                                                  Beneficially           Notes            Stock Owned        Common
                                                  Owned Prior          Offered           Prior to the      Stock Offered
Name                                            to the Offering         Hereby            Offering(1)        Hereby(2)
----                                          -------------------   ---------------    ---------------   ----------------

Boulder II Limited........................     $    500,000           $    500,000         18,747             18,747
Pebble Capital Inc........................     $    142,000           $    142,000          5,324              5,324
                                               ------------           ------------      ---------          ---------
 Subtotal.................................     $ 65,752,000           $ 65,752,000      2,465,391          2,465,391
Unnamed holders of previously registered
 notes(11)................................     $ 33,648,000           $ 33,648,000      1,261,642          1,261,642
Any other holders of notes or future
 transferees from such holders(3).........     $    600,000           $    600,000         22,497             22,497
                                               ------------           ------------      ---------          ---------

 Total....................................     $100,000,000           $100,000,000      3,749,531          3,749,531
                                               ============           ============      =========          =========
________________________
(1) Comprises the shares of common stock owned by each selling holder prior to the offering, including the shares of common stock into which the notes held by the selling holder are convertible at the initial conversion rate of
    $26.67 per share, excluding fractional shares. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any.  The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances, which are described in more detail in the accompanying prospectus under "Description of NotesConversion of Notes."
    Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2) Assumes conversion into common stock of the full amount of notes held by the selling holder at the initial conversion rate of $26.67 per share and the offering of those shares by the selling holder pursuant to this prospectus supplement and accompanying prospectus. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances which are described in more detail in the accompanying prospectus under "Description of Notes -
     Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes;
     rather, cash will be paid in lieu of fractional shares, if any. The selling holders may offer and sell pursuant to the prospectus, their notes, the shares of common stock into which the notes are convertible, or both.
(3) Information concerning other selling holders of notes will be set forth in additional prospectus supplements from time to time, as required. No holder may offer notes pursuant to the prospectus until such holder is included as a selling holder in a supplement to the prospectus in accordance with the registration rights agreement. Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $26.67 per share.
(4) Includes $2,300,000 principal amount of previously registered notes and the common stock into which those notes are convertible.
(5) Includes $50,000 principal amount of previously registered notes and the common stock into which those notes are convertible.
(6) Includes $25,000 principal amount of previously registered notes and the common stock into which those notes are convertible.
(7) Includes $435,000 principal amount of previously registered notes and the common stock into which those notes are convertible.
(8) Includes $1,000,000 principal amount of previously registered notes and the common stock into which those notes are convertible.
(9) Includes $2,000,000 principal amount of previously registered notes and the common stock into which those notes are convertible.
(10) Includes $9,527,000 principal amount of previously registered notes and the common stock into which those notes are convertible.
(11) Based on information provided to ITC/\DeltaCom by the trustee on April 3, 2000. Excludes $17,337,000 principal amount of previously registered notes identified in footnotes (4) through (10).


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